(d)(2)(iii)

May 1, 2014

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

ING Investments, LLC (now known as Voya Investments, LLC, “Voya Investments”) and ING Investment Management Co. LLC (now known as Voya Investment Management Co. LLC, “Voya IM”) are parties to a Sub-Advisory Agreement dated May 7, 2013, as amended (the “Agreement”), and pursuant to the Agreement, Voya Investments has agreed to pay Voya IM an annual sub-advisory fee of 0.27% as a percentage of average daily net assets of ING Euro STOXX 50® Index Portfolio (now known as Voya Euro STOXX 50® Index Portfolio), ING FTSE 100 Index® Portfolio (now known as Voya FTSE 100 Index® Portfolio), and ING Japan TOPIX Index® Portfolio (now known as Voya Japan TOPIX Index® Portfolio), each a series of Voya Variable Portfolios, Inc. (each a “Portfolio” and collectively, the “Portfolios”). By this letter dated May 1, 2014, Voya IM voluntarily waives a portion of the annual sub-advisory fee that it is entitled to receive as follows:

Voya IM will waive 0.1125% of the sub-advisory fee payable by Voya Investments from May 1, 2014 through May 1, 2015 for each Portfolio, as indicated in the net sub-advisory fee rate reflected in the schedule set out below.

	Annual Sub-Advisory Fee

Series	Gross	Waiver	Net

Voya Euro STOXX 50® Index Portfolio	0.27%	0.1125%	0.1575%

Voya FTSE 100 Index® Portfolio	0.27%	0.1125%	0.1575%

Voya Japan TOPIX Index® Portfolio	0.27%	0.1125%	0.1575%

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Variable Portfolios, Inc.

[Remainder of this page intentionally left blank]

May 1, 2014

Please acknowledge your acceptance of this fee waiver by executing below in the place indicated.

Very sincerely,

By:	/s/ Christopher Kurtz
Christopher Kurtz Vice President, Finance Voya Investment Management Co. LLC

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By:	/s/ Todd Modic
Todd Modic Senior Vice President